EXHIBIT (a)(4)


            OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                             HOMEOWNERS GROUP, INC.

                                       BY

                           CC ACQUISITION CORPORATION

                FOR TOTAL CONSIDERATION PER SHARE CONSISTING OF:
                           $.55 NET IN CASH TO SELLER
                                       AND
                 ONE CONTINGENT RIGHT TO RECEIVE $1.51 PER SHARE
                          FROM A TAX CLAIMS ESCROW FUND

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,  EASTERN
STANDARD  TIME, ON  FRIDAY  OCTOBER 17, 1997 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                         September 19, 1997

To Brokers,  Dealers, Commercial Banks,
         Trust Companies and other Nominees:

         We have been appointed by CC Acquisition Corporation, a Delaware corporation (the "Purchaser") to act as Information Agent in connection with the Purchaser's offer to purchase (i) any and all outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock") of Homeowners Group, Inc., a Delaware corporation (the "Company"), including the associated common stock purchase rights (the "Associated Rights"; and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of November 1, 1990, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, as amended, (the "Rights Agreement"), for total consideration of up to $2.06 per share, $.55 of which shall be net to seller in cash (the "Cash Price"), and $1.51 of which shall be held in an escrow account (the "Escrow Account", and together with the Cash Price, the "Offer Consideration"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 19, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. As used herein, "Certificates" shall mean certificates representing Shares.

         Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

         For information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

         1.       The Offer to Purchase dated September 19, 1997.

         2. The Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering the Shares.

         3. A letter to stockholders of the Company from the Chairman of the Board of Directors of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

         4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth under "THE TENDER OFFER--Procedures for Tendering Shares" in the Offer to Purchase can be completed on a timely basis.

         5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in then name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

         6.       Guidelines   of  the   Internal   Revenue   Service   for  the
Certification of Taxpayer Identification Number on Substitute Form W-9.

         7. A return envelope addressed to Continental Stock Transfer & Trust Company (the "Depositary").

         YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON FRIDAY OCTOBER 17, 1997, UNLESS THE OFFER IS EXTENDED.

         Please note the following:

         1. The Offer to purchase Shares is being made for total consideration of up to $2.06 per share, $.55 of which shall be net to seller in cash (the "Cash Price"), and $1.51 of which shall be held in an escrow account (the "Escrow Account") pending resolution of certain tax liabilities (the "Tax Claims") that may be assessed against the Company (the "Escrow Right").

         2. Tendering stockholders will receive the Cash Price per Share and be deemed to own, without any further action, one Escrow Right for each Share validly tendered in the Offer. Each Escrow Right entitles the holder to receive funds from the Escrow Account (up to a maximum of $1.51 per Share) if and when there is a settlement of the Tax Claims with the IRS, and provided that the portion of such settlement to be paid by the public stockholders does not exceed the amount of funds held in the Escrow Account.

         3. As of September 17, 1997 there were 5,558,350 Shares issued and outstanding. Purchaser and its affiliates have acquired 1,638,500 Shares or 29.5% of the Shares outstanding prior to commencement of the Offer. Based upon the foregoing,and assuming all Shares not already acquired by Purchaser and its affiliates are tendered in the Offer and/or converted in the Merger, Parent will be obligated to deposit (either in cash or by letter of credit) a maximum of $5,918,973 ($1.51 times 3,919,850 Shares held by public stockholders) into the Escrow Account. Any settlement of The Tax Claims, net of expenses, will be divided pro-rata among Purchaser and the public stockholders. Accordingly, assuming all Shares are acquired in the Offer, 29.5% of any net settlement will be paid by Parent and its affiliates, and 70.5% will be paid out of the Escrow Funds.

         4. Purchaser may, in its sole discretion, seek to cause the Company to recover all or any portion of any settlement amount paid to the IRS from any person or entity that it considers to bear responsibility therefor. Escrow Right holders may receive a portion of such recovery. See "SPECIAL FACTORS--The Tax Claims; The Escrow Agreement; The Tax Contingency Settlement Agreement" in the Offer to Purchase.

         5. The Escrow Rights will not be assignable or transferable except by operation of law (including the laws of descent and distribution) or by intestacy, and will not be evidenced by any certificate or other instrument. No dividends will be paid with respect to the Escrow Rights, and they will not bear any stated rate of interest or have any voting or other stockholder rights. The Escrow Rights will represent only the contingent right to receive the funds held in the Escrow Account.

         6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31.0% may be required, unless an exemption is provided or unless the required taxpayer indemnification information is provided. See Instruction 12 of the Letter of Transmittal.

         7. The Board of Directors of the Company (the "Board") has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase), taken as a whole, are fair to and in the best interests of the stockholders of the Company, has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommends that the stockholders of the Company accept the Offer and tender their Shares thereunder to Purchaser and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

         8. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Certificates pursuant to the procedures set forth under "THE TENDER OFFER--Procedure for Tendering Shares" in the Offer to Purchase, or a timely Book-Entry Confirmation (as defined under "THE TENDER OFFER--Procedure for Tendering Shares--Book Entry Transfer" in the Offer to Purchase) with respect to such Shares, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantee, and (iii) any other document required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when the Certificates are actually received by the Depositary.

         In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required guarantees or other required documents should be sent to the Depositary and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the Offer to purchase and the instructions set forth in the Letter of Transmittal.

         If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "THE TENDER OFFER--Procedures for Tendering Shares--Guaranteed Delivery" in the Offer to Purchase.

         The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent as described in "THE TENDER OFFER--Fees and Expenses" of the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.










         Any inquiries you may have with respect to the Offer should be addressed to Mackenzie Partners, Inc., the Information Agent, at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

         Additional copies of the enclosed materials may be obtained by calling the Information Agent, toll-free at (800) 322-2885 or collect at (212) 929-5500, or from brokers, dealers, commercial banks or trust companies.




                                              Very truly yours,


                                              MACKENZIE PARTNERS, INC.










         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, THE PURCHASER, THE COMPANY, THE DEPOSITARY, OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.